EXHIBIT 99

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	Date: July 11, 2006
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

LEON J. LEVEL TO RETIRE FROM COMPUTER SCIENCES CORPORATION

          EL SEGUNDO, CA, July 11 -- Computer Sciences Corporation (NYSE: CSC) today announced that Leon J. (Lee) Level, 65, corporate vice president and former Chief Financial Officer of CSC, will retire from the company on July 31. Level stepped down from his CFO post earlier in the year.

          "CSC has experienced significant expansion, sector diversification and growth during Lee's time with the company," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "We are grateful to Lee for his valuable service to the company and its shareholders during his 17 years with CSC. His vast experience and deep knowledge of the company have helped advance us to our current global financial status."

          Effective today, Level steps down from his position as a member of the CSC Board of Directors. No meetings of the Board are scheduled prior to Level's July 31 retirement date. Level was CFO of CSC from August 1989 until February 2006, when he was succeeded by Michael E. Keane.

          Level holds bachelor of business administration and master of business administration degrees from the University of Michigan. Currently, he is a member of the board of directors of Levi Strauss & Company and UTi Worldwide Inc. Level also serves on the board of trustees of the Autry National Center.

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Computer Sciences Corporation - Page 2	July 11, 2006

          "I am honored to have worked with Van Honeycutt and so many other outstanding directors and executives during my tenure at CSC," said Level. "It is my intention to remain active in the business community as a director of other corporations, as a senior consultant and in other potential opportunities."

About CSC

          Founded in 1959, Computer Sciences Corporation is a leading global information technology (IT) services company. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 79,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications and software development; Web and application hosting; and management and consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.6 billion for the 12 months ended March 31, 2006. For more information, visit the company's Web site at www.csc.com.

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